Exhibit 99.1

BankGuam Holding Company Declares

2nd Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Tuesday, May 28, 2019. The dividends will be paid on June 28, 2019 to shareholders of record as of June 14, 2019.

CONTACT:	BankGuam Holding Company Maria Eugenia H. Leon Guerrero, Executive Vice President/Chief Operating Officer (671) 472-5307